Exhibit 10.1

G-III APPAREL GROUP, LTD.

2023 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

AGREEMENT, made as of the 30th day of April, 2026, between G-III APPAREL GROUP, LTD. (the “Company”) and __________________ (the “Participant”), pursuant to the G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan, as amended (the “Plan”). Capitalized terms that are used but not defined in this Agreement shall have the meanings given to them by the Plan.

1.         Performance Share Unit Award. In accordance with the Plan, the Company hereby grants to the Participant ______ performance share units (“PSUs”). Each PSU represents the right to receive one share of the Company’s common stock (a “Share”), subject to the terms and conditions of this Agreement, the Plan and the Approval (as such term is hereinafter defined) including, without limitation, the potential upward or downward adjustment in the number of Shares issued to the Participant pursuant to this Agreement.

2.         Vesting Conditions.  The Participant’s right to receive Shares covered by this Agreement shall become vested on April 15, 2029, subject to (i) confirmation by the Compensation Committee (the “Committee”) of the Board of Directors of the Company of the attainment of the 3-Year Cumulative Adjusted EBIT (“Adjusted EBIT”) and/or Return on Invested Capital (“ROIC”) performance conditions and the performance levels achieved, and to the other provisions set forth in Exhibit A to the minutes of the meeting of the Committee approving (the “Approval”) the grant subject to this Agreement and (ii) the Participant’s continuous employment or other service with the Company through the vesting date.  The terms of this grant including the Adjusted EBIT and ROIC performance conditions; upward (up to a maximum award of 150% of the number of Shares) or downward (to the minimum award of 50% of the number of Shares) adjustments to the number of Shares earned, absence of vesting of any PSU shares if the minimum thresholds with respect to the performance conditions are not attained, based on actual performance compared to the performance conditions; the percentage of Shares earned based on satisfaction of the Adjusted EBIT or ROIC performance condition; accounting adjustments provided for in determining Adjusted EBIT and ROIC; and other matters related to the PSUs are all as set forth in the Approval.  All determinations with respect to the satisfaction of the Adjusted EBIT or ROIC performance condition and the other matters set forth in the Approval shall be made by the Committee and shall be in accordance with the terms set forth in the Approval.

3.         Settlement of PSUs. If and when PSUs become vested, the Participant will have the right to receive a corresponding number of whole Shares from the Company in full settlement of such vested PSUs, unless the Committee shall decide to settle such award in cash, or a combination of Shares and cash, with any cash paid in lieu of Shares based on the Fair Market Value of such Shares on the vesting date. Such Shares will be issued and delivered in certificated or electronic form, or if applicable such cash paid, as soon as practicable after the applicable PSU vesting date (but not more than 90 days after such date and in no event later than March 15 of the year following the year in which the vesting date occurs), subject to any applicable tax withholding and other conditions set forth in the Plan, this Agreement and/or applicable law.

4.         Termination of Employment or Service. Upon the termination of the Participant’s employment or other service with the Company, any unvested PSUs then covered by this Agreement shall be canceled and the Participant shall have no further rights with respect thereto. For the avoidance of doubt, in the event of a Change in Control, the provisions set forth in Article 9 of the Plan shall apply.

5.         No Rights as a Shareholder. Other than any special dividends (which shall be credited with respect to the PSUs hereunder in accordance with Section 6.4 of the Plan), the Participant shall have no ownership or other rights of a stockholder with respect to Shares underlying the PSUs (including any right to receive regular annual dividends or to vote such Shares) unless and until such Shares are issued to the Participant in settlement of vested PSUs.

6.         Tax Withholding. Prior to any settlement of vested PSUs, the Participant shall be required to pay or make adequate arrangements satisfactory to the Company for the payment of all applicable tax withholding obligations. The Participant hereby authorizes the Company to satisfy all or part of the amount of such tax withholding obligations by deducting such amount from cash compensation or other payments that would otherwise be owed to the Participant. The Committee, acting in its sole discretion and pursuant to applicable law, may permit the Participant to satisfy any such tax withholding obligations with Shares that would otherwise be issued to the Participant in settlement of vested PSUs, and/or with previously-owned shares of the Company’s common stock held by the Participant. The amount of the Participant’s tax withholding obligation that is satisfied in shares of the Company’s common stock, if any, shall be based upon the Fair Market Value of such shares on the date such shares are delivered or withheld.

7.         Restrictions on Transfer. Except as otherwise permitted by the Committee acting in its discretion under the Plan, the PSUs and the Participant’s right to receive Shares in settlement of vested PSUs may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

8.         No Other Rights Conferred. Nothing contained herein shall be deemed to give the Participant a right to be retained in the employ or other service of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Participant’s employment or other service.

9.       Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.

10.       Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

12.       Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

13.       Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

G-III APPAREL GROUP, LTD.

By:

Participant